Exhibit 10.8

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement (the “Award Agreement”).
I.NOTICE OF STOCK OPTION GRANT
Participant Name:
You have been granted an Option to purchase Common Stock of RealPage, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number
Date of Grant
Vesting Commencement Date
Exercise Price per Share    $
Total Number of Shares Granted
Total Exercise Price    $
Type of Option:    ___ Incentive Stock Option
___ Nonstatutory Stock Option
Term/Expiration Date:
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:
Eight and one-third percent (8.33%) of the Shares subject to the Option shall vest each quarter beginning on the first day of the calendar quarter immediately following the vesting commencement date for twelve (12) consecutive calendar quarters so that the Option shall be fully vested on the first calendar day of the twelfth consecutive calendar quarter following the vesting commencement date, subject to Optionee continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.
Termination Period:
This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14 of the Plan or Section 20 of Exhibit A hereto.
By Participant’s signature and the signature of the Company's representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.
PARTICIPANT:                    REALPAGE, INC.

Signature                        By

Print Name                        Title

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
1.    Grant of Option. In exchange for the promises and representations made by the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”), the Company hereby grants to the Participant an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.
2.    Vesting Schedule. Except as provided in Section 3, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
3.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.
4.    Exercise of Option.
(a)    Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the

Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
5.    Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.
(a)    cash;
(b)    check;
(c)    consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
(d)    surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
6.    Tax Obligations.
(a)    Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
(b)    Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.
(c)    Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a

“Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.
7.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
9.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc. ,4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
10.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.
11.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.    Restrictive Covenants. Participant understands and acknowledges that the Company would not have granted the Option to him, unless and until it had secured from Participant assurance that Participant would comply with the covenants set forth in this Section 12. Therefore, in exchange for the granting of the Option as set forth herein and as a condition precedent to receiving same, Participant covenants as follows:
a.    Non-Disclosure. Participant agrees that it will retain all Company Confidential Information in the strictest confidence, and will neither use nor disclose such Company Confidential Information to any third party. “Company Confidential Information” shall mean technical knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s existing and contemplated products, trade secrets, formulas, patents, models, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists, and confidential information relating to the Company’s policy and/or business strategy.
b.    Non-Interference with Employees. Participant hereby agrees, during the one (1) year period following separation from employment (“Post-Employment Period”), not to, directly or indirectly, solicit or induce any of the Company's or any affiliate’s then-existing employees to give up employment with the Company or any affiliate and not to otherwise interfere with, or attempt to interfere with, the relationship of any such employee and the Company or any affiliate.
c.    Non-Disparagement. Participant hereby agrees that during the Post-Employment Period, Participant shall not disparage either orally or in writing the Company or any affiliate, their products or services, or their officers, directors, or employees.
d.    Injunctive Relief. Participant recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 12 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 12 by Participant, or any attempted or threatened breach, Participant agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Participant and/or the business enterprise with which Participant may have become associated, from any court of competent jurisdiction.
e.    Remedies. In the event of a breach of the covenants contained in Section 12 hereof, the periods provided in Section 12 shall be tolled (i.e., such periods shall not run during a breach of this covenant) during the time of such violation. In the event of such a breach, Participant further agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach.
1.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
2.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
3.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
4.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
5.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
6.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
7.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.
8.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
9.    Forfeiture Events. Participant acknowledges and agrees that if Participant’s status as a Service Provider terminates and Participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will immediately forfeit any right to exercise this Option, whether vested or unvested; and (ii) Participant will (A) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all shares of the Company’s capital stock received by the Participant pursuant to any exercise of this Option occurring within six (6) months before or after the date of the termination of Participant’s status as a Service Provider, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any shares of the Company’s capital stock originally acquired by Participant pursuant to any exercise of this Option, less the aggregate exercise price paid by Participant for the shares of capital stock from which such proceeds are derived. In the case of the surrender of shares of the Company’s capital stock hereunder, the Company shall, within three (3) business days of Participant’s surrender and cancellation of such shares of capital stock, refund to Participant the amount of the exercise price paid by Participant to the Company for the shares of capital stock so surrendered and cancelled.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a)  the breach of any of the covenants set forth in Section 12 above; or (b) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company.

21.    Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Option is made and/or to be performed.